Exhibit 10.1
DemandTec, Inc.
One Circle Star Way
San Carlos, CA 94070
April 28, 2008
Mr. John C. Crouch
c/o DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94089
Dear John:
     This letter (the “Agreement”) confirms the agreement between you and DemandTec, Inc. (the “Company”) regarding the termination of your employment with the Company.
     1.     Termination Date. Your employment with the Company will terminate on April 30, 2008 (the “Termination Date”).
     2.      Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
     3.     Salary and Vacation Pay. On the Termination Date, the Company will pay you an amount equal to all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO (less all applicable taxes and other deductions). You acknowledge that the only payments and benefits that you are entitled to receive from the Company on or after the Effective Date are those specified in this Agreement.
     4.     Severance Pay. If you sign and do not revoke this Agreement, the Company will continue paying you an amount equal to your current base salary (less all applicable withholding taxes) for four months in accordance with the Company’s standard payroll procedures. These severance payments will commence as of the first regular payroll period after the Effective Date. The aggregate amount of the severance payments is equal to $75,000.00 (less all applicable withholding taxes). If you breach any provision of this Agreement, no additional severance payments will be made but this Agreement will remain in effect.

Mr. John C. Crouch
April 28, 2008

     5.     COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign and do not revoke this Agreement, and if you elect to continue group health insurance coverage, then the Company will pay the employer portion of the monthly premium under COBRA for yourself and, if applicable, your dependents. The Company will make these payments until the earliest of (a) the end of the four-month period following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for health insurance in connection with new employment or self-employment. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance.
     6.     Options. You currently hold the following options to purchase shares of the Company’s Common Stock (the “Options”):

	Exercise Price	Total Number	Vested Number of Shares
Date of Grant	per Share	of Shares	as of Termination Date

December 13, 2003	$1.00	216,800	216,800

March 20, 2004	$1.00	25,000	25,000

February 12, 2005	$1.30	12,500	9,635
Ordinarily, the Options would be exercisable with respect to the vested shares at any time until the date three months after the Termination Date. However, if you sign and do not revoke this Agreement, the Options will be exercisable with respect to the vested shares at any time until the date six months after the Termination Date. The Options will expire with respect to the vested shares on the date six months after the Termination Date, and they will expire with respect to the unvested shares on the Termination Date. The Stock Option Agreements between you and the Company will remain in full force and effect, and you agree to remain bound by those Agreements.
     7.     Performance Stock Units. You currently hold 100,000 performance stock units that the Company granted to you on August 17, 2007 (the “Performance Units”). As of the Termination Date, none of the Performance Units would be vested. However, if you sign and do not revoke this Agreement, 15,000 Performance Units will vest on the Effective Date. The 15,000 vested Performance Units will be settled on the first Permissible Trading Day (as defined in the applicable Stock Unit Agreement) that occurs on or after July 15, 2008. The remaining 85,000 Performance Units will be forfeited on the Termination Date. The related Stock Unit Agreement between you and the Company will remain in full force and effect, and you agree to remain bound by that Agreement. The additional vesting under this Section 7 will not apply if, prior to the third full trading day following the Company’s earnings release relating to the Company’s results for the first quarter of fiscal year 2009 (currently expected to occur in

Mr. John C. Crouch
April 28, 2008

early July 2008), you effect trades in the Company’s securities (other than pursuant to your currently effective Rule 10b5-1 trading plan).
     8.     Regular Stock Units. You currently hold 10,000 regular stock units that the Company granted to you on March 4, 2008 (the “Regular Units”). As of the Termination Date, none of the Regular Units is vested. Therefore, the Regular Units will be forfeited on the Termination Date. The related Stock Unit Agreement between you and the Company will remain in full force and effect, and you agree to remain bound by that Agreement.
     9.     Release of All Claims. In consideration for receiving the severance benefits described above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. Execution of this Agreement also does not bar any claim to indemnification under Section 2802 of the California Labor Code.
     Notwithstanding the extent of the foregoing release, the Company’s existing obligations, if any, to indemnify you for claims against you arising out of the course and scope of your employment at the Company will be preserved.
     10.     Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     11.     No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
     12.     Other Agreements. At all times in the future, you will remain bound by your Employee Proprietary Information and Inventions Agreement with the Company, which you signed on November 14, 2003, and a copy of which is attached as Exhibit A. We refer you,

Mr. John C. Crouch
April 28, 2008

without limitation, to the non-solicitation clause in Section 5 of that Agreement. You further acknowledge that you remain subject to the Trading Policy, which by its terms continues to apply to transactions in Company securities after you have separated from service with the Company. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
     13.     Duty to Cooperate. You agree that you will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, unless under a subpoena or other court order to do so. You shall inform the Company in writing within three (3) days of receiving any such subpoena or other court order. You further agree to assist the Company and its attorneys, subject to reasonable compensation and reimbursement of expenses and within the bounds of honesty, in the defense of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company.
     14.     Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.
     15.     Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.
     16.     No Disparagement. You agree that you will not make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices. Similarly, the board of directors of the Company and its executive officers will not make any negative or disparaging statements (orally or in writing) about you, provided that nothing shall prohibit such individuals from making truthful statements relating to the circumstances of your departure from the Company. Further, both you and the Company shall respond fully and accurately to any question, inquiry or request for information when required to do so by legal process.
     17.     Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
     18.     Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

Mr. John C. Crouch
April 28, 2008

     19.     Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
     Please indicate your agreement with these terms by signing below and returning this document to me.

Very truly yours, DemandTec, Inc.
By:	/s/ Mark A. Culhane
Title:	EVP and CFO

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ John C. Crouch
Signature of John C. Crouch

Dated:	6/9/2008

Attachment
Exhibit A: Employee Proprietary Information and Inventions Agreement